Exhibit 2a.2

                              CERTIFICATE OF TRUST
                                       OF
                  BROADWAY STREET POOLED TRUST PREFERRED FUND A

          This Certificate of Trust of Broadway Street Pooled Trust Preferred Fund A (the "Trust") is being executed and filed on behalf of the Trust by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").

          1. Name. The name of the trust formed hereby is Broadway Street Pooled Trust Preferred Fund A.

          2. Registered Office; Registered Agent. The business address of the Trust's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

          3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

          4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a "Series").

          5.  Notice of Limitation of  Liabilities  of each Series.  Pursuant to
Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series. 6. Effective Date. This Certificate of Trust shall be effective upon filing

          In witness whereof, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.


                                                  ------------------------------
                                                  Patrick R. Koster
                                                  Trustee